EXHIBIT 23.2








               CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the use of our report dated January 25, 2000, except as to note 17, which is as of March 21, 2000, on the consolidated financial statements of Infinity Broadcasting Corporation and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the two-year period ended December 31, 1999 which is incorporated by reference in this Form S-8 Registration Statement of Viacom Inc. from Viacom Inc.'s filing on Form 8-K dated February 21, 2001.

We consent to the use of our report dated June 15, 2000, on the statement of net assets available for benefits of the Westinghouse Savings Program as of December 31, 1999, which is incorporated by reference in this Form S-8 Registration Statement of Viacom Inc. from Viacom Inc.'s filing on Form 11-K dated June 29, 2001.



/s/KPMG LLP
------------------------
KPMG LLP

New York, NY
February 4, 2002